                                                                      Exhibit 11

                        STATE STREET BOSTON CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

(Dollars in thousands,                              Three Months Ended                   Six Months Ended
except per share data)                                   June 30,                             June 30,
                                               ----------------------------         ---------------------------
                                                  1995              1994               1995             1994
                                               ----------        ----------         ----------       ----------
Primary
 Average shares outstanding                    82,591,721        82,291,231         82,546,018       82,156,652
 Common stock equivalents                         426,938           562,880            412,051          588,001
                                               ----------        ----------         ----------       ----------
      Primary shares outstanding               83,018,659        82,854,111         82,958,069       82,744,653
                                               ==========        ==========         ==========       ==========

 Net income                                    $   62,661        $   53,879         $  116,997       $  108,076
                                               ==========        ==========         ==========       ==========

 Earnings Per Share-primary                    $      .75        $      .65         $     1.41       $     1.31
                                               ==========        ==========         ==========       ==========

Fully Diluted
 Average shares outstanding                    82,591,721        82,291,231         82,546,018       82,156,652
 Common stock equivalents                         525,236           562,880            529,441          598,551
 Assumed conversion of 7 3/4%
   convertible subordinated debentures            580,101           657,919            580,742          677,362
                                               ----------        ----------         ----------       ----------
      Fully diluted average
         shares outstanding                    83,697,058        83,512,030         83,656,201       83,432,565
                                               ==========        ==========         ==========       ==========

 Net income                                       $62,661           $53,879           $116,997         $108,076
 Elimination of interest on 7 3/4%
   convertible subordinated debentures
   and 5% convertible notes less related
   income tax effect                                   36                39                 73               81

      Fully diluted net income                 $   62,697        $   53,918          $ 117,070        $ 108,157
                                               ==========        ==========          =========       ==========

Earnings Per Share-fully diluted               $      .75        $      .65          $    1.40        $    1.30
                                               ==========        ==========          =========        =========